EXHIBIT 23

PricewaterhouseCoopers LLP
254 Muñoz Rivera Ave.
BBV Tower, 9th Floor
Hato Rey, PR 00918
Telephone: (787) 754 9090
Facsimile: (787) 766 1094

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-106661, No. 333-106656 and No. 333-118853) of First BanCorp of our report dated March 11, 2005 relating to the financial statements of First BanCorp, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

San Juan, Puerto Rico
March 11, 2005